Exhibit 10.2

TERMINATION AGREEMENT

This Termination Agreement (this “Termination Agreement”) is made as of February 15, 2012, by and among (i) GSE Holding, Inc., a Delaware corporation, (“Parent”), (ii) Gundle/SLT Environmental, Inc., a Delaware corporation (the “Company”), and (iii) CHS Management IV LP, a Delaware limited partnership (“CHS IV”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Management Agreement (defined below).

WHEREAS, the Company and CHS IV are parties to that certain Management Services Agreement, dated as of May 18, 2004 (as amended on May 27, 2011 and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Management Agreement”);

WHEREAS, Parent, which indirectly holds all of the outstanding capital stock of the Company, is currently taking certain actions to sell shares of its common stock to the public in an initial public offering (the “IPO”); and

WHEREAS, the Company and CHS IV desire to terminate the Management Agreement in connection with the consummation of the IPO.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and provisions herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, upon the terms and subject to the conditions contained herein, hereby agree as follows:

1.             Effective upon the consummation of the IPO, the Management Agreement, and all rights, obligations and benefits pertaining thereto, are hereby automatically terminated; provided, however, that the following provisions shall survive such termination in accordance with their respective terms: (i) Section 4 (Expense Reimbursement), but only to the extent such provision relates to the reimbursement by the Company of any out-of-pocket expenses incurred by CHS IV in connection with services previously rendered by CHS IV pursuant to the Management Agreement; (ii) Section 6 (Indemnification); (iii) Section 11 (Assignment); and (iv) Section 12 (Choice of Law).  Prior to the consummation of the IPO, this Termination Agreement shall have no force or effect.

2.             In consideration of this Termination Agreement and the termination of the Company’s obligation to pay CHS IV pursuant to Section 3 of the Management Agreement, concurrent with the consummation of the IPO and effectiveness of this Termination Agreement, the Company shall pay a termination fee to CHS IV in an aggregate amount of $3,000,000 by wire transfer of immediately available funds to CHS IV.

3.             This Termination Agreement shall be governed by the laws of the State of Illinois without regard to any conflict of law or choice of law provisions.

4.             This Termination Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes and replaces any prior negotiations and agreements among the parties hereto, whether written or oral, and cannot be amended without the express written consent of the parties hereto.

5.             This Termination Agreement may be executed in any number of counterparts, each of which is deemed to be an original, but all of which together constitute one and the same instrument.

6.             This Termination Agreement shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Termination Agreement as of the date first written above.

CHS MANAGEMENT IV LP

By:	Code Hennessy & Simmons LLC
Its:	General Partner

By:	/s/ Marcus George
Name:	Marcus George
Its:	Partner

GSE HOLDING, INC.

By:	/s/ Mark C. Arnold
Name:	Mark C. Arnold
Its:	President and Chief Executive Officer

GUNDLE/SLT ENVIRONMENTAL, INC.

By:	/s/ Mark C. Arnold
Name:	Mark C. Arnold
Its:	President